SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant
to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 3, 2009

BTHC, VIII, Inc..

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-52232	20-5463509
(Commission File Number)	(IRS Employer Identification No.)

28 Cottonwood Lane
Hilton Head, South Carolina	29926
(Address of Principal Executive Offices)	(Zip Code)

(703) 798-6296
(Registrant’s Telephone Number, Including Area Code)

_____________________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01     Other Events

On June 3, 2009, the board of directors of BTHC VIII, Inc., a Delaware corporation (the “Corporation”), authorized a 1.92-for-1 forward stock split of its issued and outstanding shares of common stock, with the additional shares being issued on June 23, 2009 (the “Payment Date”) to stockholders of record on June 15, 2009 (the “Record Date”). Pursuant to the forward stock split, stockholders will receive 0.92 new shares of the Corporation’s common stock for each one share of common stock held by them on the Record Date and the total number of issued and outstanding shares of the Corporation’s common stock shall be increased from 3,127,730 shares to approximately 6,005,242 shares. No fractional shares will be issued in connection with the forward stock split and any fractional interests will be rounded up to the nearest whole share. The new shares issuable as a result of the forward stock split will be credited to the stockholders’ book entry accounts on June 23, 2009, the Payment Date. Stockholders will not be required to surrender stock certificates or to take any other action in order to receive the new shares. The ex-dividend date for purposes of transactions in the over-the-counter market will be June 24, 2009. The symbol for the Company’s common stock on the OTC Bulletin Board will not change and will continue to be “BVNC.”

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BTHC VIII, Inc.
A Delaware Corporation

Date: June 15, 2009	By: /s/ Gerard Pascale
Gerard Pascale
President, Chief Executive Officer,
And Chief Financial Officer

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